UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2008

ENCOMPASS GROUP AFFILIATES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		Number)

420 Lexington Avenue, New York, New York		10170
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Sale of Series E Preferred

On August 13, 2008, Encompass Group Affiliates, Inc. (the “Company”) completed a subsequent closing (the “Subsequent Closing”) of the sale of its Series E Preferred Stock, par value $0.01 per share (“Series E Preferred”) as contemplated by that certain Series E Stock Purchase Agreement, dated August 1, 2008, by and among the Company, ACT-DE, LLC and the persons and entities identified on Schedule 1 thereto (the “Series E Purchase Agreement”), which is described in and filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission (the "SEC") on August 7, 2008. At the Subsequent Closing, pursuant to the terms of the Series E Purchase Agreement, the Company sold an additional 91.43 shares of Series E Preferred, at a price of $4,166.66 per share, to the holders of its Series C Preferred Stock, other than ACT-DE, LLC, for an aggregate cash purchase price of $380,957.72.

The Company undertook the offer and sale of the Series E Preferred in reliance upon the exemption provided by Section 4(2) of the Securities Act, as well as Rule 506 of Regulation D and Section 18(b)(4)(D) thereunder, on the basis that the issuance of such securities did not involve a public offering and each of the purchasers thereof represented to the Company that such purchaser was an "accredited investor," as defined in the Securities Act of 1933, as amended.

The foregoing description of the terms of the Series E Preferred is qualified in its entirety by the Certificate of Designation for the Series E Preferred, which is attached as Exhibit A to the Articles of Amendment (Twelfth) to Articles of Incorporation. The Articles of Amendment (Twelfth) to Articles of Incorporation is attached as Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on August 7, 2008 and is incorporated by reference herein.

The foregoing description of the terms of the Series E Purchase Agreement is qualified in its entirety by the Series E Purchase Agreement, which is attached as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS GROUP AFFILIATES, INC.

Dated: August 18, 2008	By:	/s/ Wayne I. Danson
Chief Executive Officer and President
(principal executive officer)